Exhibit 23
Consent of Independent Registered Public Accounting Firm
Isolagen, Inc.
Exton, Pennsylvania
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-108769, No. 333-122440 and No. 333-142959) and Form S-8 (No. 333-108219 and No. 333-131803) of Isolagen, Inc. of our report dated March 5, 2008 relating to the consolidated financial statements and the effectiveness of Isolagen, Inc’s internal control over financial reporting, which are incorporated by reference in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO Seidman, LLP
Houston, Texas
March 5, 2008